Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-161266) pertaining to the Emdeon Inc. 2009 Equity Incentive Plan of our report dated March 18, 2010, with respect to the consolidated financial statements and schedule of Emdeon Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Nashville, Tennessee
March 18, 2010